Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Tuesday, February 27, 2018

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

Quarter Highlights:

•	Q4 2017 revenues increased 15% over Q4 2016, lift truck shipments increased 13%

•	Q4 2017 operating profit increased 95% over Q4 2016

•	Q4 2017 ending backlog increased 10% over Q4 2016

•	Bolzoni revenues increased 22% over Q4 2016

•	Nuvera operating loss of $13.9 million includes $4.9 million asset impairment charge

•	Q4 2017 results include a net unfavorable adjustment of $18.4 million, or $1.11 per share, resulting from U.S. tax reform legislation

•	Definitive agreement entered into on December 6, 2017 to acquire 75% of Zhejiang Maximal Forklift Company

Cleveland, Ohio, February 27, 2018 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced fourth quarter and full year results for 2017. Consolidated revenues were $795.5 million for the fourth quarter of 2017 compared with consolidated revenues of $690.6 million for the fourth quarter of 2016. Consolidated operating profit was $16.4 million for the fourth quarter of 2017 compared with $8.4 million for the fourth quarter of 2016. The fourth quarter and full year consolidated results include provisional tax expense of $38.2 million associated with a one-time transition tax on certain unremitted earnings of non-U.S. subsidiaries and the remeasurement of deferred tax amounts under the new U.S. tax reform legislation. Also as a result of the new tax legislation, the Company recognized incremental equity earnings of $19.8 million from its financing joint venture. Including the impact of tax reform legislation, the 2017 fourth quarter consolidated net loss was $2.4 million, or $0.15 per share, compared with consolidated net income of $12.2 million, or $0.74 per share, for the fourth quarter of 2016.
Full-year 2017 consolidated revenues were $2.9 billion compared with $2.6 billion in 2016. Full-year 2017 consolidated operating profit increased to $76.0 million from $34.9 million in 2016. Consolidated net income was $48.6 million, or $2.94 per diluted share, for the year ended December 31, 2017 compared with consolidated net income of $42.8 million, or $2.61 per diluted share, for the year ended December 31, 2016.
Excluding the net impact of the U.S. tax reform legislation, Adjusted income was $16.0 million, or $0.97 per diluted share, for the fourth quarter of 2017 and $67.0 million, or $4.06 per diluted share, for the 2017 full year. Adjusted EBITDA for the fourth quarter of 2017 and the year ended December 31, 2017 was $54.5 million and $152.5 million, respectively. Adjusted income and Adjusted EBITDA in this press release are provided solely as supplemental non-GAAP disclosures with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see pages 7 and 10.

At December 31, 2017, the Company's cash position was $220.1 million compared with $43.2 million as of December 31, 2016. Debt as of December 31, 2017 increased to $290.7 million from $211.2 million at December 31, 2016.
For the 2017 full year, the Company generated consolidated cash flow before financing activities of $117.4 million, which was comprised of net cash provided by operating activities of $164.7 million less net cash used for investing activities of $47.3 million. For the 2016 full year, the Company generated negative consolidated cash flow before financing activities of $194.0 million, which was comprised of net cash used for operating activities of $48.9 million plus net cash used for investing activities of $145.1 million, including $116.1 million for the acquisition of Bolzoni, net of cash acquired.
Excluding the favorable effect the 2016 unplanned acceleration of payments had on the first quarter of 2017, consolidated cash flow before financing activities is expected to increase significantly in 2018 compared with 2017 primarily due to an expected cash dividend from the Company's financing joint venture during the first quarter of 2018 resulting from U.S. tax reform legislation.
As previously announced, Hyster-Yale and KNSN Pipe and Pile Company Limited entered into a definitive agreement on December 6, 2017 whereby Hyster-Yale agreed to acquire, through an indirect wholly-owned subsidiary, 75 percent of the outstanding shares of, and a controlling interest in, Zhejiang Maximal Forklift Company Limited (“Maximal”) for an aggregate purchase price of $90 million. The remaining 25 percent share of Maximal will be owned by Maximal's current senior management through Y-C Hong Kong Holding Company Limited.
Maximal, a privately-held, Chinese manufacturer of utility and standard lift trucks and specialized material handling equipment was founded in 2006, and is involved in the design, manufacture, service and distribution of Class 1 electric and Class 5 internal combustion engine counterbalance utility and standard platforms, and Class 2 and Class 3 electric warehouse products for both the local China and global markets under the Maximal and SAMUK brands. Maximal also designs and produces specialized products for the Port Equipment and Rough Terrain forklift markets.
The closing of the transaction, which is expected to take place during the second quarter of 2018, is subject to customary closing conditions and required regulatory approvals. There can be no assurance that all conditions will be met, that the acquisition of Maximal will occur or that the anticipated benefits and effects of the transaction will be realized. The acquisition is expected to be funded using Hyster-Yale’s cash on hand.

Lift Truck Fourth Quarter Results
The lift truck business reported operating profit of $28.9 million and revenues of $751.6 million for the fourth quarter of 2017 compared with operating profit of $19.3 million and revenues of $652.5 million for the fourth quarter of 2016.
Consolidated worldwide new unit shipments increased to approximately 25,900 units in the fourth quarter of 2017 from approximately 22,900 units in the fourth quarter of 2016.
Fourth-quarter 2017 bookings were approximately 24,600 units, or approximately $615 million, compared with approximately 22,800 units, or approximately $530 million, in the fourth quarter of 2016. Worldwide backlog was approximately 33,800 units, or approximately $860 million, at December 31, 2017 compared with approximately 30,700 units, or approximately $740 million, at December 31, 2016 and approximately 35,100 units, or approximately $860 million, at September 30, 2017.

Lift Truck - Full Year Results
The lift truck business reported full year 2017 operating profit of $112.2 million and revenues of $2.7 billion compared with operating profit of $74.6 million and revenues of $2.5 billion for full year 2016. Operating profit margin increased to 4.1% in 2017 from 3.0% in 2016. Lift truck shipments increased to approximately 93,400 units in 2017 from approximately 84,800 units in 2016.

Americas - Fourth Quarter Results
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased 12.4% to $487.4 million in the fourth quarter of 2017 from $433.8 million in the fourth quarter of 2016, primarily as a result of an increase in unit shipments of higher-priced trucks, less deal-specific pricing and an increase in parts sales. Unit shipments increased by approximately 2,000 units over the prior year fourth quarter, driven by the North America market. Revenues increased primarily as a result of increased sales of Class 5 internal combustion engine lift trucks, including the new standard truck and Big Trucks, and Class 1 and Class 3 electric trucks, partially offset by lower sales of Class 4 trucks.
Operating profit in the Americas increased to $23.8 million in the fourth quarter of 2017 compared with $18.6 million in the prior year quarter as a result of an improvement in gross profit of $13.3 million, partially offset by increased operating expenses. The improvement in gross profit was primarily the result of increased unit volumes and improved pricing, net of material cost inflation. The increase in the operating expenses was mainly the result of higher employee-related, marketing and product development costs, partially offset by lower acquisition-related expenses.

Americas - Outlook
In 2018, the Company expects the Americas market to continue to grow but at a more moderate rate than the double digit growth experienced in 2017, primarily as a result of moderate growth in North America and significantly higher growth in the smaller Brazil market as the economic climate in that country is expected to continue to improve. In this market environment, and as share gain initiatives mature, 2018 unit shipments, revenues and parts sales are expected to increase over 2017. Full-year 2018 operating profit is also expected to increase moderately as a result of benefits anticipated from an increase in sales of higher-priced, higher-margin Class 1, Class 2 and Class 5 units, partially offset by higher spending levels as further investment is made to fund growth initiatives. The Company expects to continue to implement pricing actions to help recover anticipated material cost inflation. Operating profit in the first half of 2018 is expected to be modestly lower than the first half of 2017, but is expected to be more than offset by improvements in the second half of the year.

EMEA - Fourth Quarter Results
Revenues in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased 23.5% to $215.2 million in the fourth quarter of 2017 from $174.2 million in the fourth quarter of 2016. The revenue increase was driven by an approximately 1,000 unit increase in shipments, primarily resulting from an increase in shipments of Class 1 electric-rider trucks and Class 2 and Class 3 warehouse trucks. Favorable currency movements of $15.1 million from the translation of sales into U.S. dollars also contributed to the revenue increase.
EMEA's operating profit increased to $5.7 million in the fourth quarter of 2017 from $3.4 million in the fourth quarter of 2016 as a result of higher gross profit, partially offset by an increase in operating expenses, mainly higher marketing and employee-related costs. The improvement in gross profit was primarily the result of increased unit volumes and related production efficiencies, as well as favorable currency movements of $2.1 million, partially offset by unfavorable material cost inflation.

EMEA - Outlook
While 2017 growth in EMEA was very strong, the EMEA markets are expected to grow moderately in 2018. As a result of these market conditions, anticipated market share gains and the favorable effect of anticipated price increases and current currency rates, unit shipments, revenues and operating profit are expected to continue to increase in 2018. EMEA expects an increase in shipments of Class 2 and Class 3 warehouse trucks and lower-capacity Class 5 internal combustion engine trucks. Higher operating expenses are expected to partially offset the benefits from the anticipated revenue increase. Results in the first half of 2018 are anticipated to be down from the first half of 2017 due to the timing of pricing and material cost increases, with improvements in operating profit returning in the second half of the year as price increases go into effect.

JAPIC - Fourth Quarter Results
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, increased to $49.0 million in the fourth quarter of 2017 from $44.5 million in the 2016 fourth quarter primarily from an increase in unit shipments of Class 5 trucks and higher parts sales.
JAPIC generated an operating loss of $0.6 million in the fourth quarter of 2017 compared with an operating loss of $2.7 million in the fourth quarter of 2016. The lower operating loss was primarily the result of higher gross profit resulting from an increase in shipments of higher-margin trucks.

JAPIC - Outlook
In 2018, the JAPIC market is expected to decline moderately, driven by China. However, as a result of the continued implementation of the Company's strategic initiatives, revenues and operating results are expected to improve, with higher employee-related expenses expected to partly offset the improvement in operating results. Operating results in the first half of 2018 are expected to be lower than the first half of 2017, but are expected to be more than offset by improvements in the second half of the year.

Overall Lift Truck Outlook
Hyster-Yale ended 2017 with strong fourth quarter and full-year operating results, as well as strong bookings and backlog, both of which exceeded the Company's expectations. However, the increase in bookings did not correspond to the unexpectedly large increase in the lift truck market as the Company maintained its focus on a carefully paced ramp up in production and achievement of price goals through sales of a richer product mix, while maintaining a healthy backlog to achieve production efficiencies.
The Company has realigned its sales and marketing teams and is increasing resources to execute more effectively the Company's specific industry strategies. Hyster-Yale remains focused on increasing unit volumes and market share in its Lift Truck business in 2018 and beyond through the continued implementation of its key strategic initiatives, which include delivering industry- and customer-focused solutions, providing low cost of ownership and enhanced productivity for customers, enhancing independent distribution, growing in emerging markets, maintaining leadership in the attachments business and providing leadership in fuel cells and their applications.
To meet customer needs, the Company is developing new products in many segments that are expected to support its increased market share objectives.  In April 2017, the Company launched its new ReachStacker Big Truck model dedicated solely to container-handling applications in defined markets. This product has been well-received and is gaining traction. In October 2017, production began on a new 11-ton empty container handler Big Truck with a taller mast for higher stacking and double container handling. The Company is also working with a customer to test a 52-ton Big Truck powered by a lithium-ion battery. The Company launched new versions of the Class 3 electric-stacker, warehouse truck in the 2017 third quarter in EMEA, and, in the first half of 2018, expects to introduce new Class 3 warehouse products in the Americas and new Class 1 electric counterbalanced trucks in EMEA. In addition to the lithium-ion-powered Big Truck, the Company is testing an 8-9 ton high-performance, lithium-ion counterbalanced truck in EMEA and has other plans to expand its Big Truck product line. These new products, as well as those recently launched and the introduction of other new products in the pipeline, including trucks with new Nuvera fuel cell battery box replacements ("BBRs"), are expected to contribute to market share gains, improve revenues and enhance operating margins.
After a much stronger than expected market in 2017, which set new industry records in many regions, the overall global lift truck market in 2018 is expected to be comparable to 2017, with an anticipated modest decrease in the China market offset by moderate growth in the Americas, EMEA and Asia-Pacific markets. The Company anticipates that benefits from expected unit and parts revenue increases driven by continued investments in the Company's strategic initiatives will be partially offset by higher operating expenses and moderating material cost inflation, resulting in an increase in operating profit in 2018 compared with 2017. However, net income in 2018 is expected to increase substantially over 2017 as a result of the absence of the tax adjustments made in 2017 for the tax reform legislation. As a result of the U.S. tax reform legislation, the Company expects its global Lift Truck effective income tax rate to be in the range of 21% to 24% in 2018 based on its expected mix of earnings.
The Company anticipates that commodity costs will continue to increase in the beginning of 2018, but will moderate as the year progresses, although these markets, particularly steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor these closely and adjust pricing accordingly.

Bolzoni Results
Bolzoni reported net income of $0.6 million and revenues of $49.4 million for the fourth quarter of 2017 compared with net income of $1.6 million and revenues of $40.5 million for the fourth quarter of 2016. Bolzoni's operating profit was $1.5 million for the fourth quarter of 2017 compared with $1.7 million for the fourth quarter of 2016. Operating profit for the fourth quarters of 2017 and 2016 includes $1.5 million and $1.6 million, respectively, of pre-tax expenses related to the amortization of acquired assets.
Revenues increased as a result of higher sales volumes driven by the EMEA and Americas markets. Despite higher sales volumes, operating profit and net income decreased in 2017 compared with 2016. Benefits from increased revenues were more than offset by material cost inflation, currency and higher operating expenses associated with Bolzoni's growth initiatives.
For the 2017 full year, Bolzoni reported net income of $3.9 million and revenues of $177.2 million compared with a net loss of $0.3 million and revenues of $115.6 million in 2016. Bolzoni was acquired during the second quarter of 2016. As a result, the revenues and net loss for the year ended December 31, 2016 represent three quarters of results. Operating profit (loss) for full-year 2017 and 2016 includes $5.8 million and $4.8 million, respectively, of pre-tax expenses related to the amortization of acquired assets. The 2016 operating loss also included $2.7 million of unfavorable one-time purchase accounting adjustments.

Bolzoni Outlook
The majority of Bolzoni's revenues are generated in the EMEA market, primarily Western and Eastern Europe, and, to a lesser degree, in North America. As a result of anticipated growth in both the

Americas and EMEA and the continued implementation of sales enhancement programs, Bolzoni expects revenues in 2018 to increase compared with 2017.
In addition to the anticipated increase in revenues and the expected operating leverage resulting from the sales growth, the continued implementation of several key strategic programs is expected to generate substantial growth in Bolzoni's 2018 operating profit and net income compared with 2017.

Nuvera Results
Nuvera reported revenues of $0.4 million, an operating loss of $13.9 million and a net loss of $9.8 million for the fourth quarter of 2017 compared with revenues of $0.6 million, an operating loss of $12.6 million and a net loss of $7.6 million for the fourth quarter of 2016.
Nuvera's fourth quarter operating loss includes a $4.9 million asset impairment charge related to adjusting the values of Nuvera's long-lived assets to their fair market values. Excluding the asset impairment charge, Nuvera's operating loss decreased compared with 2016 primarily as a result of lower product development and production start-up costs.
For the 2017 full year, Nuvera reported a net loss of $26.7 million, an operating loss of $42.0 million and revenues of $3.7 million compared with a net loss of $23.8 million, an operating loss of $39.6 million and revenues of $2.5 million in 2016. Nuvera shipped over 110 BBR units in 2017, with more than half of those shipments occurring during the fourth quarter.

Nuvera Outlook
The organizational realignment designed to enhance the overall strategic positioning and operational effectiveness of the fuel cell business, with Nuvera focused on fuel cell stacks, engines and associated components and the Lift Truck business focused on battery box replacements and integrated engine solutions, was complete as of December 31, 2017, with the exception of the transition of manufacturing of current BBRs from Nuvera to the Lift Truck business.
Due to the relatively high cost position and limited product range of currently available BBRs, the Company is taking a measured approach to developing its customer base by building relationships with customers that are willing to pay a premium for the high power density of the current Nuvera BBR solution and the product support now offered through the Lift Truck business. In addition, the federal fuel cell tax credit was recently extended for a five-year term retroactive to January 1, 2017, which makes the economics of fuel cell-driven forklifts more competitive.
During the 2017 fourth quarter, a number of additional units were built for further testing and development by the Lift Truck business, and demand for BBRs continued to increase. The backlog for Nuvera units was just over 300 as of December 31, 2017. Nuvera expects demand to continue to increase in the first quarter of 2018 and gradually grow throughout the year. As the supply chain matures and volumes increase, costs for BBR components are expected to decrease. By early 2019, production is expected to begin at the Lift Truck business' manufacturing plant in Greenville, North Carolina, with a steady ramp up in demand anticipated. In addition, in that same time frame, BBR manufacturing at Nuvera's Billerica facility is expected to be phased out and transferred to the Lift Truck business.
With the phase out of BBR production in Billerica, Nuvera will focus on the design, manufacture and sales and marketing of fuel cell stacks and engines. In addition to growing demand for BBR engines, Nuvera is seeing significant interest for its stacks and fuel cell engines for applications outside of the BBR market and believes this could be a significant and profitable growth opportunity.
The Company's current target is to achieve break-even within the next two years, although this target could be achieved earlier or later depending on sales volumes for fuel cell powered lift trucks, as well as sales in other markets. Operating losses in 2018 are expected to modestly decrease compared with 2017, moderating more substantially over 2019. The net loss in 2018 is expected to be comparable to 2017 because a smaller tax benefit is expected to be realized on Nuvera's losses due to a lower effective income tax rate under the new U.S. tax reform legislation.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Wednesday, February 28, 2018 at 10:00 a.m. eastern time. The call may be accessed by dialing (833) 241-7250 (Toll Free) or (647) 689-4214 (International), Conference ID: 3798022, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 7, 2018. The online archive of the broadcast will be available on the Hyster-Yale website.

Annual Report on Form 10-K
Hyster-Yale Materials Handling Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5168, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using Adjusted EBITDA.
The Company has also reported Adjusted income and earnings per diluted share for the year ended December 31, 2017 excluding the effects of the new U.S. Tax Reform legislation in the "Fourth Quarter and Full-Year 2017 Results." Management believes a discussion excluding the impact of the U.S. Tax Reform legislation is more reflective of Hyster-Yale's underlying business operations and enables investors to better understand the results of operations of the Company. Following is the reconciliation of the fourth-quarter and full-year 2017 consolidated results and earnings per diluted share, as reported, to adjusted income and earnings per share excluding the impact of the U.S. Tax Reform legislation.

(in millions, except per share data)	Q4 2017	Diluted earnings per share	FY 2017	Diluted earnings per share
2017 Consolidated Net Income (Loss), as reported	$(2.4)	$(0.15)	$48.6	$2.94
U.S. Tax Reform impact on equity earnings	(19.8)	(1.20)	(19.8)	(1.20)
U.S. Tax Reform impact on tax expense (1)	38.2	2.32	38.2	2.32
2017 Adjusted income	$16.0	$0.97	$67.0	$4.06
(1) Amounts reported in each segment's results: $36.4 million in Americas Lift Truck, $0.2 million in Bolzoni and $1.6 million in Nuvera.

For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in the countries where the Company does business, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology, (15) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs, (16) the ability to obtain governmental approvals of the pending Maximal transaction on the proposed terms and schedule, (17) the possibility that certain conditions to the completion of the Maximal transaction will not be met, (18) the possibility that competing offers may be made for Maximal, (19) conditions affecting the industries in which Hyster-Yale or Maximal operate may change, (20) Hyster-Yale may not be able to successfully integrate Maximal’s operations and employees, and (21) the possibility that the final impact of the U.S. Tax Cuts and Jobs Act on the 2018 financial results could be more unfavorable than current estimates.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, on-site hydrogen production and dispensing systems, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®,

Auramo® and Meyer® brand names.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
	(In millions, except per share data)

Revenues	$795.5	$690.6	$2,885.2	$2,569.7
Cost of sales	662.1	579.6	2,382.6	2,142.2
Gross Profit	133.4	111.0	502.6	427.5
Selling, general and administrative expenses	117.0	102.6	426.6	392.6
Operating Profit	16.4	8.4	76.0	34.9
Other (income) expense
Interest expense	4.0	1.7	14.6	6.7
Income from unconsolidated affiliates	(22.0)	(2.3)	(28.0)	(7.1)
Other	(0.9)	(1.7)	(4.4)	(3.0)
Income before Income Taxes	35.3	10.7	93.8	38.3
Income tax provision (benefit)	37.6	(1.4)	44.9	(4.0)
Net (income) loss attributable to noncontrolling interest	(0.1)	0.1	(0.3)	0.5
Net Income (Loss) Attributable to Stockholders	$(2.4)	$12.2	$48.6	$42.8

Basic earnings per share	$(0.15)	$0.74	$2.95	$2.61

Diluted earnings per share	$(0.15)	$0.74	$2.94	$2.61

Basic weighted average shares outstanding	16.461	16.390	16.447	16.376
Diluted weighted average shares outstanding	16.549	16.449	16.514	16.427

ADJUSTED EBITDA RECONCILIATION
	Quarter Ended
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	LTM 12/31/2017
	(In millions)
Net Income Attributable to Stockholders	$18.1	$16.4	$16.5	$(2.4)	$48.6
Nuvera asset impairment charge	—	—	—	4.9	4.9
Noncontrolling interest income	—	—	0.2	0.1	0.3
Income tax provision (benefit)	6.2	1.9	(0.8)	37.6	44.9
Interest expense	1.8	2.6	6.2	4.0	14.6
Interest income	(0.3)	(0.5)	(2.0)	(0.8)	(3.6)
Depreciation and amortization expense	10.5	10.8	10.4	11.1	42.8
ADJUSTED EBITDA*	$36.3	$31.2	$30.5	$54.5	$152.5

*Adjusted EBITDA in this press release is provided solely as a supplemental disclosure. Adjusted EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines Adjusted EBITDA as income before asset impairment charges, income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. Adjusted EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2017	2016	2017	2016
	(In millions)
Revenues
Americas	$487.4	$433.8	$1,834.1	$1,675.7
EMEA	215.2	174.2	715.8	615.7
JAPIC	49.0	44.5	173.9	169.5
Lift truck business	$751.6	$652.5	$2,723.8	$2,460.9
Bolzoni	49.4	40.5	177.2	115.6
Nuvera	0.4	0.6	3.7	2.5
Eliminations	(5.9)	(3.0)	(19.5)	(9.3)
Total	$795.5	$690.6	$2,885.2	$2,569.7

Gross profit (loss)
Americas	$83.4	$70.1	$334.6	$287.9
EMEA	29.1	24.4	95.7	89.5
JAPIC	6.1	4.2	20.2	17.1
Lift truck business	$118.6	$98.7	$450.5	$394.5
Bolzoni	15.1	13.7	54.8	35.7
Nuvera	(0.2)	(1.4)	(2.1)	(2.7)
Eliminations	(0.1)	—	(0.6)	—
Total	$133.4	$111.0	$502.6	$427.5

Operating profit (loss)
Americas	$23.8	$18.6	$109.3	$73.7
EMEA	5.7	3.4	9.0	7.6
JAPIC	(0.6)	(2.7)	(6.1)	(6.7)
Lift truck business	$28.9	$19.3	$112.2	$74.6
Bolzoni	1.5	1.7	6.4	(0.1)
Nuvera	(13.9)	(12.6)	(42.0)	(39.6)
Eliminations	(0.1)	—	(0.6)	—
Total	$16.4	$8.4	$76.0	$34.9

Net income (loss) attributable to stockholders
Americas	$1.4	$16.4	$68.4	$59.6
EMEA	3.7	3.0	5.3	9.4
JAPIC	0.9	(1.2)	(1.9)	(2.1)
Lift truck business	$6.0	$18.2	$71.8	$66.9
Bolzoni	0.6	1.6	3.9	(0.3)
Nuvera	(9.8)	(7.6)	(26.7)	(23.8)
Eliminations	0.8	—	(0.4)	—
Total	$(2.4)	$12.2	$48.6	$42.8

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Twelve Months Ended
	December 31
	2017	2016
	(In millions)
Net cash provided by (used for) operating activities	$164.7	$(48.9)
Net cash used for investing activities	(47.3)	(145.1)
Cash Flow Before Financing Activities	$117.4	$(194.0)

	December 31, 2017	December 31, 2016
Debt	$290.7	$211.2
Cash	220.1	43.2
Net Debt	$70.6	$168.0